EXHIBIT 10-A
September 14, 1989
as amended June 11, 1998;
June 14, 2001;
June 10, 2004;
June 7, 2007;
July 8, 2010;
September 12, 2013;
September 13, 2018; and
September 13, 2023
COLGATE-PALMOLIVE COMPANY
EXECUTIVE SEVERANCE PLAN, AS AMENDED AND RESTATED
1.PURPOSE.
The purpose of the Colgate-Palmolive Company Executive Severance Plan (the “Plan”) is to provide executives who are in a position to contribute materially to the success of Colgate-Palmolive Company (the “Parent Company”) or any company at least 50% of whose voting shares are owned directly or indirectly by it (collectively, the “Company”) with reasonable compensation in the event of their termination of employment with the Company under the circumstances described herein.
2.EFFECTIVE DATE.
The Plan, as amended and restated, is effective as of September 13, 2023 (the “Effective Date”).
3.ADMINISTRATION.
The Plan shall be administered by a Committee. Committee shall mean (a) prior to a Change of Control, the Personnel and Organization Committee of the Board of Directors of the Parent Company (the “Board”) as then constituted and (b) following a Change of Control, the Committee described in (a) above, as constituted immediately before the Change of Control, with such changes in the membership thereof as may be approved from time to time following the Change of Control by a majority of the members of such Committee as constituted prior to the Change of Control. Notwithstanding any other provision of this Plan, neither the Board nor the Company shall have any right to appoint members to or to remove members from the Committee following, or otherwise in connection with, a Change of Control. Any interpretation of the Plan or construction of any of its provisions by the Committee shall be final. All reasonable expenses of the Committee shall be paid or reimbursed by the Company. The Company shall indemnify members of the Committee against personal liability for actions taken in good faith in the discharge of their respective duties as members of the Committee and shall provide coverage to them under the Company’s liability insurance programs for directors and officers. Following a Change of Control, members of the Committee who are no longer members of the Applicable Board shall be entitled to compensation in respect of their service on the Committee at the rate determined by the Board as of immediately prior to the Change of Control.
4.PARTICIPATION.
The Committee shall from time to time select the employees who are eligible to participate in the Plan (the “Participants”) from among those employees who are determined by the Committee to be in a position to contribute materially to the success of the Company. The Company shall advise each Participant of his or her eligibility to participate in the Plan by a letter setting forth (a) the benefits to which the Participant would become entitled, (b) the period, expressed in months, during or for which the Participant would become entitled to such benefits, which period shall not be less than 12 months nor more than 24 months (the “Earned Benefit Period”) and (c) such other terms, provisions and conditions not inconsistent with the Plan as shall be determined by the Committee. Notwithstanding the foregoing, no employee shall become a Participant unless he or she executes an acknowledgement in such form, and within such time period after receiving notice of eligibility to participate in the Plan, as determined by the Company, in its sole discretion, and communicated to the Participant at the time of his or her notice of eligibility to participate in the Plan, that Participant is bound by the terms of Section 10 of the Plan.
A Participant shall cease to be a Participant in the Plan upon termination of employment with the Company or, if earlier, upon termination of the Plan. Notwithstanding the foregoing, a Participant who terminates employment prior to termination of the Plan shall remain a Participant until receipt of all of the payments, if any, to which he or she is entitled under the terms hereof.
5.PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT.
In the event of a Participant’s Qualified Termination of Employment, the Participant shall be entitled, as compensation for services rendered (subject to paragraph (d) of this Section 5 and Section 9 and to withholding of any applicable payroll or other taxes), to:
(a)receive an undiscounted cash lump sum within 30 days of the Participant’s Qualified Termination of Employment in an amount equal to the product of (i) the sum of (A) the Participant’s annualized Monthly Base Salary at the rate in effect immediately prior to a Qualified Termination of Employment or immediately prior to an Adverse Change in Conditions of Employment, as the case may be, or, if higher, at the highest rate in effect during the 90-day period preceding the Change of Control plus any salary-related allocations that may be made to the Participant’s account under the Company’s Employees Savings and Investment Plan for the year in which the Qualified Termination of Employment occurs (for purposes of this Plan, “Monthly Base Salary” shall mean regular monthly salary as indicated by the Company’s payroll records) and (B) the average of the annual aggregate bonus awards paid or payable to the Participant (including awards or allocations pursuant to the Company’s Executive Incentive Compensation Plan or other bonus, incentive or compensation plan of the Company or otherwise) for the three-year period ending immediately prior to the year in which the Change of Control occurs (or for such lesser number of full years prior to the Change of Control for which the Participant was eligible to earn such a bonus, and annualized in the case of any pro rata bonus earned for a partial year), and (ii) a fraction, the numerator of which is the number of months in his or her Earned Benefit Period and the denominator of which is twelve (the “Applicable Ratio”), provided, however, that such resulting amount shall be reduced if and to the extent required by the terms of Section 9 hereof; provided further, that in determining Monthly Base Salary and aggregate annual bonus hereunder, amounts otherwise payable or awarded with respect to the relevant period that a Participant has elected to defer pursuant to any applicable deferred compensation plan or arrangement shall be taken into account, and amounts paid out during such period pursuant to a prior deferral election shall not be taken into account;
(b)remain for his or her Earned Benefit Period an active participant in the Company’s life insurance and medical benefits (including, without limitation, dental and vision), in which, and on the same basis as, he or she was participating at the time of the Change of Control (or, if more favorable to the Participant, as in effect at any time thereafter with respect to other key executives), but subject to any coordination of benefits provisions contained in such plans, or alternatively, be provided with substantially similar benefits for such period; provided, in any case, that the Participant shall be required to make contributions to the cost of such plans or benefits and pay co-payments to the same extent and on the same basis as required before the Participant’s Qualified Termination of Employment or, if more favorable to the Participant, as active employees who continue to participate in such plans or benefits during the Earned Benefit Period, and provided further that the Company’s cost of providing any medical, dental or vision coverage provided pursuant to this clause, less any Participant contributions, shall be treated as taxable to the Participant and the Company shall report such cost to the appropriate tax authorities as taxable income to the Participant; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive welfare benefits that correspond to the benefits described herein under another employer provided plan, the corresponding welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. (The extension of medical and/or dental coverage pursuant to the foregoing shall be in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and will be coordinated with the Participant’s rights thereunder, with the period of optional COBRA coverage being up to 18 months, offset by the period of extended coverage outlined above.)
(c)receive a single cash lump sum within 30 days of the Participant’s Qualified Termination of Employment equal to the product of (A) the Applicable Ratio and (B) the Company’s contributions on behalf of the Participant under the Company’s Employees Savings and Investment Plan, the Company’s Supplemental Savings and Investment Plan and any plan maintained by the Company providing qualified plan or supplemental plan benefits comparable to the benefits provided in the aforementioned plans during the one-year period ending immediately prior to the date on which the Change of Control occurs (annualized in the case of any Participant who was employed for less than the entire one-year period).
(d)Anything to the contrary in this Section 5 notwithstanding:
(i)The payments and benefits otherwise required to be provided to the Participant upon a Qualified Termination of Employment pursuant to this Section 5 shall be reduced (but not below zero) as appropriate by all payments and benefits to which the Participant is entitled as a result of the Qualified Termination of Employment in the nature of severance or separation pay or benefits, pay and/or benefits in lieu of notice, pay and/or benefits for service during any notice period, or any similar type of payment or benefit, under any plan, program or policy of the Company (a “Plan”), under any contract or agreement between the Participant or a union, works council or other collective bargaining entity or employee representative and the Company (a “Contract”), or under applicable law or regulation (“Law”), unless such Plan, Contract or Law specifically provides otherwise; and
(ii)If the Participant has been determined by the Company pursuant to the Company’s procedures to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), the payments and benefits otherwise required to be provided to the Participant upon a Qualified Termination of Employment (A) in Sections 5(a) and 5(c) above shall be deferred for six months following the Participant’s separation from service (or, if earlier, the date of the Participant’s death) and (B) welfare benefits other than medical and dental benefits in Section 5(b) above shall end on the earlier of the end of the Earned Benefit Period or the date that is two years after the end of the year in which the Qualified Termination of Employment occurs. Notwithstanding anything to the contrary in the Plan, all reimbursements and in-kind benefits provided under the Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in the Plan); (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any references to termination of employment or date of termination shall mean and refer to the date of the Participant’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).
6.PAYMENTS UPON CHANGE OF CONTROL.
In the event of a Change of Control (and whether or not the Participant’s employment terminates), each Participant shall be entitled, as compensation for services rendered before the Change of Control, regardless of whether the Participant remains employed after the Change of Control (subject to any applicable payroll or other taxes required to be withheld), to:
(a)receive within 30 days following the Change of Control, a cash lump sum representing a pro-rated annual bonus for the year in which the Change of Control occurs, in an amount equal to the product of (i) the aggregate annual bonus determined pursuant to Section 5(a)(i)(B), and (ii) a fraction, the numerator of which is the number of months (or part thereof) in the period beginning January 1 of the year in which the Change of Control occurs and ending on the date of the Change of Control and the denominator of which is twelve; provided, however, that to the extent the Participant becomes entitled to another annual bonus based upon performance and/or service for the same period (or a longer period including such period), the amount thereof may be offset by the amount paid pursuant to this Section 6(a); and
(b)receive within 30 days following the Change of Control, (i) all compensation amounts that were earned and vested before January 1, 2005 that the Participant previously has elected to defer and (ii) if the Change of Control satisfies the requirements of Section 409A(a)(2)(A)(v) of the Code, all compensation amounts that were earned and vested after December 31, 2004 that the Participant previously has elected to defer.
7.IMPACT OF CHANGE OF CONTROL ON EQUITY AWARDS.
The impact of a Change of Control upon equity awards then held by a Participant shall be governed by the terms and conditions of the applicable plan(s) pursuant to which such awards were granted, any applicable guidelines adopted pursuant to such plans and the terms and conditions of the individual awards.
8.CERTAIN DEFINITIONS.
(a)An “Adverse Change in Conditions of Employment” shall mean the occurrence of any of the following events:
(i)the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities from those in effect immediately before the Change of Control, or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Parent Company’s ceasing to be a publicly-traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Participant;
(ii)a reduction by the Company of the Participant’s Monthly Base Salary as in effect immediately preceding the Change of Control or as the same may thereafter be increased from time to time;
(iii)failure by the Company to provide the Participant with incentive compensation opportunities that are, in the aggregate, at least as favorable (in terms of the value of the opportunities and the difficulty of achieving any associated goals) as those provided to the Participant immediately before the Change of Control, or to provide the Participant with employee benefits that are, in the aggregate, at least as favorable as those provided to the Participant immediately before the Change of Control;
(iv)the Company’s requiring the Participant (a) to be based at an office located more than fifty (50) miles and at least twenty (20) additional miles from the place at which the Participant’s principal residence was located immediately prior to the Change of Control, (b) to be based at a location other than the principal executive offices of the Company, if the Participant was based at the principal executive offices immediately preceding the Change of Control, or (c) to travel on Company business to a substantially greater extent than required immediately before the Change of Control.
A Participant’s failure to object to a change described in (i), (ii), (iii) or (iv) shall not constitute a waiver of such change as an Adverse Change in Conditions of Employment. Any good faith determination by a Participant of an Adverse Change in Conditions of Employment shall be determinative.

(b)“Affiliated Company” shall mean any company controlled by, controlling or under common control with the Parent Company.
(c)“Applicable Board” shall mean the Board, or if the Parent Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Parent Company.
(d)“Cause” shall mean:

(i)“cause” as defined in any employment, consulting, or similar agreement between the Company or any of its affiliate and the Participant (an “Individual Agreement”) that is in effect at the time of such Participant’s termination of employment; or
(ii)if there is no such Individual Agreement or if such Individual Agreement does not define “cause,” (A) conviction of, or plea of guilty or no contest by, the Participant for committing a felony in the United States (a “U.S. Felony”) or for committing a crime comparable to a U.S. Felony outside the United States, which, in each case, regardless of where such crime occurs, has had or will have a detrimental effect on the Company’s reputation, business or financial condition, (B) the Participant’s willful engagement in any malfeasance, dishonesty, fraud or gross misconduct that is intended to or does result in a material detrimental effect on the Company’s reputation, business or financial condition or (C) a willful and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect.
For purposes of this Section 8(d), no act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Applicable Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the Applicable Board (excluding the Participant, if the Participant is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Participant is guilty of the conduct described in Section 8(d)(i) or 8(d)(ii), and specifying the particulars thereof in detail.
(e)For the purposes of the Plan, a “Change of Control” shall mean any of the following events:
(i)An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 30% or more of either (A) the then-outstanding shares of common stock of the Parent Company (the “Outstanding Parent Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Parent Company entitled to vote generally in the election of directors (the “Outstanding Parent Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Parent Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted itself was acquired directly from the Parent Company, (2) any repurchase by the Parent Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent Company or any entity controlled by the Parent Company, or (4) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 8(e); or
(ii)A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 8(e) any individual who becomes a member of the Board subsequent to the Effective Date of the Plan, whose election, or nomination for election by the Parent Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
(iii)The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Parent Company Common Stock and Outstanding Parent Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Parent Company or all or substantially all of the Parent Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Parent Company Common Stock and Outstanding Parent Company Voting Securities, as the case may be, (B) no Person (other than the Parent Company, any employee benefit plan (or related trust) of the Parent Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership derives from ownership of a 30% or more interest in the Outstanding Parent Company Common Stock and/or Outstanding Parent Company Voting Security that existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or
(iv)the approval by stockholders of a complete liquidation or dissolution of the Parent Company.
(f)Termination by the Company of a Participant’s employment based on “Disability” shall mean termination because of absence from duties with the Company on a full-time basis for six consecutive months, as a result of the Participant’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
(g)A “Qualified Termination of Employment” with respect to any Participant shall mean termination of employment of the Participant with the Company, other than as a consequence of the death or Disability of the Participant, within two years after a Change of Control,
(i)by the Company for any reason other than for Cause, or
(ii)by the Participant by reason of an Adverse Change in Conditions of Employment.
9.CERTAIN REDUCTIONS IN PAYMENTS.
(a)Anything in this Plan to the contrary notwithstanding, in the event PricewaterhouseCoopers LLP or such other nationally-recognized accounting firm as the Committee may select (the “Accounting Firm”) shall determine that receipt of all Payments would subject a Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.
(b)If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 business days following the date of the Participant’s Qualified Termination of Employment. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments that are parachute payments in the following order: (i) Section 5(a); (ii) Section 5(c)(i); (iii) Section 5(c)(ii); and (iv) Section

5(b). All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(d)Definitions. The following terms shall have the following meanings for purposes of this Section 9:
(i)“Net After-Tax Receipt” means the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).
(ii)“Parachute Value” of a Payment means the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iii)“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.
(iv)“Safe Harbor Amount” means 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
10.RESTRICTIVE COVENANTS. Each of the covenants contained in Sections 10(b)-(c) of this Plan are collectively referred to as the “Restrictive Covenants.”
(a)Defined Terms.
(i)“Covered Products” means any product, composition, formulation, process, machine or service of any person or organization (other than the Company or an Affiliated Company) in existence, being researched or under development that competes with, or is intended to compete with, a product, composition, formulation, process, machine or service being researched or under development, produced, distributed, marketed, sold or licensed by the Company or an Affiliated Company (i) related to any aspect of any one of the Company’s or an Affiliated Company’s lines of business on which Participant has worked or provided services during the Relevant Period, or (ii) for which Participant has obtained, been provided, or had access to confidential, proprietary and/or trade secret information of the Company or an Affiliated Company.
(ii)“Prohibited Geography” means any country, geography, territory, region or division with respect to which Participant has worked, provided services or had a material presence or influence for the Company or an Affiliated Company in any capacity.
(iii)“Relevant Period” means the 24-month period immediately prior to the termination of Participant’s employment with the Company or an Affiliated Company for any reason.
(iv)“Restricted Time” means the period during which Participant is employed by the Company or an Affiliated Company plus the 12-month period immediately following the termination of Participant’s employment with the Company or an Affiliated Company for any reason.
(b)Non-Compete.
(i)During the Restricted Time, a Participant will not, without the prior written consent of the Company’s Chief Human Resources Officer or Chief Legal Officer, either directly or indirectly, for himself or herself or on behalf of or in conjunction with any other person, partnership, corporation or other entity, serve as a director, officer, employee, consultant, contractor or advisor of, provide services or advice in any capacity to, or acquire any ownership interest in an entity that manufactures, markets, sells, develops, distributes or produces Covered Products in the Prohibited Geography, subject to applicable law. Notwithstanding the foregoing, a Participant will not be considered to be in violation of this covenant solely by reason of owning, directly or indirectly, up to 5% in the aggregate of any class of securities of any publicly traded corporation engaged in the prohibited activities described above.
(ii)In the event of a termination of Participant’s employment with the Company or an Affiliated Company, Participant agrees to disclose to Participant’s Human Resources representative in writing, at least fourteen (14) days prior to Participant’s anticipated last day of employment with the Company or Affiliated Company, as applicable, the name of any new employer or other entity for whom Participant will be providing services or advice in any capacity and the scope of Participant’s role with that employer or other entity in order to allow the Company a reasonable period of time to determine whether that role is in breach of the Restrictive Covenants. Participant further agrees that during the Restricted Time and prior to a Change of Control, Participant will provide notice to the Company of any new employer or other entity for whom Participant will be providing services or advice in any capacity or new role with any employer or other entity at least fourteen (14) days prior to assuming that new role to allow the Company a reasonable period of time to determine whether that role is in breach of the Restrictive Covenants.
(iii)The Restricted Time shall run concurrently with any restrictions under any other non-compete agreement(s) in place between Participant and the Company or an Affiliated Company.
(c)Confidential Information. The Participant shall hold, in a fiduciary capacity for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company and its businesses which shall have been obtained by the Participant during his or her employment by the Company or an Affiliated Company and which shall not be public knowledge (other than by acts of the Participant in violation of this provision). After termination of the Participant’s employment with the Company or an Affiliated Company for any reason, the Participant shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by it. In no event shall an asserted violation of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Participant under the Plan.
(d)Reasonableness of Provisions. Participant agrees that: (i) the terms and provisions of this Section 10 are reasonable; (ii) the consideration provided by the Company under this Plan is not illusory; (iii) the Restrictive Covenants are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company; and (iv) the consideration given by the Company under this Plan gives rise to the Company’s interest in the Restrictive Covenants set forth in this Section 10.
(e)Equitable Relief. In the event the Company determines that Participant has breached or attempted or threatened to breach any of the Restrictive Covenants, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company will be entitled to institute and prosecute proceedings in any court, tribunal or arbitrator of competent jurisdiction for specific performance, a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto) against Participant prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.
(f)Provisions Independent. The Restrictive Covenants will be construed as an agreement independent of any other agreement, including any employee benefit agreement, and independent of any other provision of this Plan, and the existence of any claim or cause of action Participant brings against the Company or an Affiliated Company, whether predicated upon this Plan or otherwise, will not constitute a defense to the enforcement by the Company of such covenants.
11.FINANCING.
Benefit payments under the Plan shall constitute general obligations of the Company in accordance with the terms of the Plan. A Participant shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms as the Company shall determine to make payments to Participants in accordance with the terms of the Plan, including without limitation payments of deferred amounts not accelerated pursuant to Section 6(b)(ii).
12.TERMINATION AND AMENDMENT OF THE PLAN.
(a)Unless earlier terminated pursuant to Section 12(c), if a Change of Control has not occurred, this Plan shall expire three (3) years from the Effective Date; provided that upon each anniversary of the Effective Date (each such anniversary, a “Renewal Date”), the Plan shall be automatically extended for an additional year, unless the Company determines not to so extend the Plan pursuant to a resolution adopted by the Board prior to the Renewal Date.
(b)If a Change of Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for at least two (2) years following such Change of Control, and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.
(c)Except as provided in the next sentence, the Board may from time to time terminate the Plan or amend the Plan in whole or in part. The Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants, if the action to effect such termination or amendment occurs (i) after a Change of Control, or (ii) in connection with a Change of Control, unless and to the extent that the Committee determines that such termination or amendment is required by law.
13.BENEFIT OF PLAN.
The Plan shall be binding upon and shall inure to the benefit of the Participants and their respective heirs and legal representatives, and the Company and its successors. The term “successor” shall mean any person, firm, corporation or other business entity that, at any time, whether by merger, acquisition or otherwise, acquires all or substantially all of the stock, assets or business of the Company.
14.NON-ASSIGNABILITY.
Each Participant’s rights under this Plan shall be non-transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, no right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall, to the full extent permitted by law, be null, void and of no effect.
15.OTHER BENEFITS.
Except as otherwise specifically provided herein, nothing in the Plan shall affect the level of benefits provided to or received by any Participant (or the Participant’s estate or beneficiaries) as part of any employee benefit plan of the Company, and the Plan shall not be construed to affect in any way a Participant’s rights and obligations under any other Plan maintained by the Company on behalf of employees.
The Participant shall not be required to mitigate the amount of any payment under the Plan by seeking employment or otherwise, and there shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to the Participant, his or her dependents, beneficiaries or estate provided for in the Plan.
All payments and benefits provided under the Plan shall be subject to compliance with the Company’s Executive Officer Cash Severance Policy, as in effect from time to time.
16.TERMINATION OF EMPLOYMENT.
Nothing in the Plan shall be deemed to entitle a Participant to continued employment with the Company, and the rights of the Company to terminate the employment of a Participant shall continue as fully as though the Plan were not in effect.
17.SEVERABILITY.
In the event that any provision or portion of the Plan (including, without limitation, any portion of Section 10 of the Plan) shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. To the extent permissible, the scope of the Restrictive Covenants in Section 10 should be subject to reformulation by a court of competent jurisdiction in order to protect the legitimate business interests of the Company and its Affiliated Companies to the fullest extent permitted by law. Section 10 of the Plan is severable and will not apply to, and will not be enforced by the Company with respect to, post-termination activity in any jurisdiction in which the applicable Restrictive Covenant(s) are not enforceable under applicable law.
18.INDEMNIFICATION.
If the Participant seeks, in any action, suit or arbitration, to enforce, or to recover damages for breach of, his or her rights under the Plan, the Participant shall be entitled to recover from the Company promptly as incurred, and shall be indemnified by the Company against, any and all expenses and disbursements, including attorneys’ fees, actually and reasonably incurred by the Participant. The Company shall also pay to the Participant prejudgment interest on any money judgment obtained by the Participant calculated at the Citibank N.A. base rate of interest in effect from time to time from the date that payment to him or her should have been made under the Plan.
19.GOVERNING LAW AND VENUE.
This Plan is intended to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation to a select group of highly compensated or management employees for purposes of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan shall be interpreted and administered consistent with such intent. To the extent not preempted by ERISA, all questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.
The courts of competent jurisdiction in Delaware will have exclusive jurisdiction for all claims, actions and other proceedings involving or relating to the Plan, including by way of example and without limitation, a claim or action (a) to recover benefits allegedly due under the Plan; (b) to enforce rights under the Plan; (c) to clarify rights to future benefits under the Plan; or (d) that seeks a remedy, ruling, or judgment of any kind against the Plan, the Committee, or a party in interest.

20.WHISTLEBLOWER RIGHTS.
Under the federal Defend Trade Secrets Act of 2016, Participants shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to the Participant’s attorney in relation to a lawsuit for retaliation against such Participant for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Plan shall (A) prevent any Participant from testifying truthfully as required by law, (B) prohibit or prevent any Participant from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.), or (C) prevent any Participant from disclosing confidential information in confidence to a federal, state, or local government official for the purpose of reporting or investigating a suspected violation of law.
21.CLAIMS PROCEDURES.
(a)A Participant or his or her beneficiary (if applicable) may file a written claim with the Committee with respect to his or her rights to receive a benefit from the Plan. The Participant will be informed of the decision of the Committee with respect to the claim within 90 days after it is filed. Under special circumstances, the Committee may require an additional period of not more than 90 days to review a claim. If this occurs, the Participant will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the claim. If a Participant is not notified within the 90-day (or 180-day, if so extended) period, he or she may consider the claim to be denied.
(b)If a claim is denied, in whole or in part, the Participant will be notified in writing of the specific reason(s) for the denial, the exact Plan provision(s) on which the decision was based, what additional material or information is relevant to his or her case, and what procedure the Participant should follow to get the claim reviewed again. The Participant then has 60 days to appeal the decision to the Committee.
(c)The appeal must be submitted in writing to the Committee. A Participant may request to review pertinent documents and may submit a written statement of issues and comments.
(d)A decision as to a Participant’s appeal will be made within 60 days after the appeal is received. Under special circumstances, the Committee may require an additional period of not more than 60 days to review an appeal. If this occurs, the Participant will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which the appeal was received.
(e)If a Participant’s appeal is denied, in whole or in part, he or she will be notified in writing of the specific reason(s) for the denial and the exact Plan provision(s) on which the decision was based. If a Participant is not notified within the 60-day (or 120-day, if so extended) period, he or she may consider the appeal as denied. Notwithstanding anything contained herein to the contrary, no Participant may file a lawsuit until these procedures have been exhausted, it being understood that these claims procedures shall not prevent a Participant from filing a lawsuit after the claims procedures have been exhausted.